EXHIBIT D-8

LR-N05-0094
LCR H05-03
LCR S05-02

U.S. Nuclear Regulatory Commission
ATTN: Document Control Desk
Washington, D.C. 20555-0001

PROPOSED LICENSE TRANSFER AND CONFORMING LICENSE
AMENDMENTS RELATING TO THE MERGER OF PUBLIC SERVICE ENTERPRISE GROUP AND EXELON CORPORATION
HOPE CREEK GENERATING STATION
DOCKET NO. 50-354
FACILITY OPERATING LICENSE NO. NPF-57
SALEM GENERATING STATION — UNIT 1 AND UNIT 2
DOCKET NO. 50-272 AND 50-311
FACILITY OPERATING LICENSE NO. DPR-70 AND DPR-75

In accordance with Section 184 of the Atomic Energy Act, and 10 C.F.R. § 50.80, PSEG Nuclear LLC (“PSEG Nuclear”) requests Nuclear Regulatory Commission (“NRC”) consent to the transfer of PSEG Nuclear’s interests in Facility Operating License Nos. DPR-70 and DPR-75 for the Salem Generating Station, Units 1 and 2, respectively, and Facility Operating License No. NPF-57 for the Hope Creek Generating Station. This request is submitted by PSEG Nuclear on behalf of itself and Exelon Generation Company, LLC (“Exelon Generation”) (together, “Applicants”). The Applicants specifically request that the NRC consent to the transfer of PSEG Nuclear’s ownership interests and licensed operating authorities due to a proposed merger of PSEG Nuclear’s parent corporation Public Service Enterprise Group (“PSEG”) into the Exelon Corporation (“Exelon”). Under the merger agreement, the two companies will combine to create Exelon Electric & Gas Corporation (“EEG”), the nation’s largest utility. The merger will be accomplished by converting PSEG shares into Exelon shares and is expected to result in PSEG shareholders holding about 32% of EEG. PSEG will merge into Exelon and upon completion of the merger, Exelon will change its name to EEG. EEG will then restructure its organization. PSEG Nuclear requests that the above facilities’ operating licenses be transferred to Exelon Generation which will be an indirect wholly owned subsidiary of EEG. Applicants request NRC’s prior written consent and issuance of conforming license amendments for Exelon

This letter forwards proprietary information in accordance with 10CFR 2.390. The balance of this letter may be considered non-proprietary upon removal of Attachment 5A.

2

EXHIBIT D-8

Document Control Desk
2 LR-N05-0094

Generation to be authorized to possess, use, and operate the units under essentially the same conditions and authorizations included in the existing licenses.

The transfer of the nuclear plants to Exelon Generation is being undertaken consistent with a publicly released December 20, 2004, announcement of the proposed merger of PSEG and Exelon. The merger has been unanimously approved by both companies’ boards of directors, who have recommended that the merger be approved by the shareholders of each company. EEG will have an asset base of approximately $79 billion with $27 billion in annual revenues and $3.2 billion in annual net income. With a total generation portfolio of approximately 52,000 MWe in domestic capacity, including long-term contracts, the combined company will be the nation’s largest power generator and will be a leading domestic wholesale power marketer. By sharing resources and best practices, the combined company will be able to enhance operations and create efficiencies at all levels of the new company, including nuclear power plant generation.

Given Exelon Generation’s strong, successful performance in running the nation’s largest nuclear fleet, the companies expect to realize improved stability, higher capacity utilization rates and improved cost structure from combining nuclear operations under one management team. As previously docketed to the NRC, the companies have entered into a Nuclear Operating Services Contract (“NOSC”), which commenced on January 17, 2005. Under the NOSC, Exelon Generation has provided personnel to work full time in the PSEG Nuclear organization, including senior personnel to assist daily plant operations and to implement the Exelon Nuclear Management Model, which defines proven practices that Exelon Generation has used to manage its successful nuclear performance improvement program. This effort is currently assisting PSEG Nuclear in improving the operations of the Salem and Hope Creek facilities.

PSEG currently owns 57.41% each of Salem, Units 1 and 2, and 100% of the Hope Creek unit, and is the operator of these three nuclear plants.1 Exelon Generation currently is the non-operating owner of 42.59% each of Salem, Units 1 and 2. As a result of the proposed transfers, Exelon Generation will become the owner of PSEG Nuclear’s current ownership shares and will assume operational responsibility for these units. No physical changes will be made to the nuclear plants as a result of these transfers. The NOSC is in place and in

[1]	PSEG Nuclear is also a non-operating owner of 50% interests in Peach Bottom Atomic Power Station, Units 2 and 3. By separate application under 10 C.F.R. § 50.80, PSEG will seek NRC consent to transfer of these licensed interests to Exelon Generation.

This letter forwards proprietary information in accordance with 10CFR 2.390. The balance of this letter may be considered non-proprietary upon removal of Attachment 5A.

3

EXHIBIT D-8

Document Control Desk

LR-N05-0094

effect there will be no significant change in the day-to-day management and operations of the plants. Current nuclear personnel and the existing organizations will continue to support the nuclear plants as more fully described in Attachment 1 of this submittal. Organization changes will occur as combined areas of expertise are integrated.

Because the proposed transfer results in a change in the name of the licensees, PSEG Nuclear also requests NRC approval of certain administrative amendments to conform the operating licenses and plant Technical Specifications to reflect the proposed transfers, which are being submitted in accordance with 10 C.F.R. § 50.90. In accordance with 10 C.F.R. § 50.91(b)(1), a copy of this submittal has been sent to the State of New Jersey. The changes are listed in Attachment 2 and Attachment 3 to this letter. Administrative changes to documents other than the existing licenses and the Technical Specifications will be necessary upon completing the transfer of the nuclear plants. Changes to documents such as the Updated Final Safety Analysis Reports, Physical Security Plans, and Emergency Plans will be achieved in a timely fashion during periodic or routine updates as required by NRC regulations, such as 10 C.F.R. § 50.71(e).

Additional information pertaining to the proposed reorganization, including the information required under 10 C.F.R. § 50.80, is included in Attachment 1. As this information demonstrates, the proposed merger and restructuring (1) will not have any adverse impact on the operation of Salem Units 1 and 2 and Hope Creek Unit 1; (2) will not negatively affect the managerial, technical, or financial qualifications of the licensed owner and operator of these plants; (3) will not affect assurance of decommissioning funding for the units; and (4) will not result in foreign ownership, control or domination of the licensee. Attachments 2 and 3 include mark-ups of the facility operating licenses and the relevant portions of the plant Technical Specifications, reflecting the conforming administrative amendments associated with the transfers.

In summary, the proposed merger and restructuring will not be inimical to the common defense and security or result in any undue risk to public health and safety, and the transfer of the NRC licenses associated with the merger will be consistent with the requirements of the Atomic Energy Act, NRC regulations, and the guidelines set forth in the relevant NRC Standard Review Plans.

There are certain regulatory approvals and filings beyond that of the NRC, which must be addressed prior to the completion of the merger and subsequent corporate restructuring and the transfer of the nuclear generating assets to Exelon Generation. These include, for example, approvals by the Federal

This letter forwards proprietary information in accordance with 10CFR 2.390. The balance of this letter may be considered non-proprietary upon removal of Attachment 5A.

EXHIBIT D-8

4

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LR-N05-0094

Energy Regulatory Commission (“FERC”) and filings with the Securities and Exchange Commission (“SEC”). To facilitate the merger and restructuring, PSEG Nuclear respectfully requests the NRC review and complete action on this submittal within six months. Upon NRC approval of this proposed change, PSEG Nuclear requests that the amendments be made effective on the date of issuance. Consistent with past practice, we request that the approval allow for an execution of the merger, corporate restructuring and the license transfers to take place within a succeeding twelve month period. PSEG Nuclear will keep the NRC informed of any significant changes in the status of the other required approvals or other developments that could have an impact on the schedule for the merger, restructuring and license transfer.

The attached information includes a proprietary addendum Attachment 5A supporting this license transfer request that necessarily includes certain confidential business and financial information. Accordingly, PSEG Nuclear is submitting an affidavit formally requesting, pursuant to 10 C.F.R. § 2.390, that this proprietary information be withheld from public disclosure. A non-proprietary version of this attachment that is suitable for public disclosure is provided as Attachment 5.

In the event that the NRC has any questions about the proposed merger or wishes to obtain any additional information about the reorganization, please contact Christina L. Perino at (856) 339-1989.

I declare under penalty of perjury that the foregoing is true and correct.

Sincerely,

Executed on ___	Frank Cassidy
President and Chief Operating Officer PSEG
Nuclear

Attachments (5)
Addendum (1)
Affidavits (2)

This letter forwards proprietary information in accordance with 10CFR 2.390. The balance of this letter may be considered non-proprietary upon removal of Attachment 5A.

5

Document Control Desk
LR-N05-0094

C	Mr. S. Collins, Administrator — Region I
U. S. Nuclear Regulatory Commission
475 Allendale Road
King of Prussia, PA 19406

Mr. D. Collins, Licensing Project Manager
U. S. Nuclear Regulatory Commission
One White Flint North
Mail Stop 8C2
11555 Rockville Pike
Rockville, MD 20852

USNRC Senior Resident Inspectors – Salem and HC (X24)

Mr. Kent Tosch, Manager IV
Bureau of Nuclear Engineering
P. O. Box 415
Trenton, NJ 08625

	REF:			LCR H05-03
LCR S05-02
LR-N05-0094
STATE OF NEW JERSEY		)
		)	SS.
COUNTY OF SALEM		)

Frank Cassidy, being duly sworn according to law deposes and says:

I am President and Chief Operating Officer PSEG Nuclear, and as such, I am familiar with the contents of the attachment accompanying this correspondence (LR-N05-0094), concerning the Salem Generating Station, Units 1 and 2, and the Hope Creek Station, Unit 1, and the matters set forth therein regarding PSEG Nuclear and its affiliates are true and correct to the best of my knowledge, information and belief.

PSEG Nuclear requests that this correspondence be treated as confidential and withheld from public disclosure pursuant to 10 C.F.R. §2.390(a)(4).

Specifically, Attachment 5A contains information associated with the proposed Exelon Corporation merger and contains commercial and financial information that is privileged and confidential. Other than PSEG Nuclear’s disclosure as required under 10 C.F.R. §50.80, the information therein has been held in confidence and not disclosed to the public. Internal distribution of this information has likewise been limited to essential PSEG Nuclear personnel.

__________________________

Subscribed and Sworn to before me

this ______ day of ____________, 2005

______________________

Notary Public of New Jersey

		REF:	LCR H05-03
LCR S05-02
LR-N05-0094
STATE OF ILLINOIS	)
	)	SS.
COUNTY OF DUPAGE	)

Jeffrey A. Benjamin, being duly sworn according to law deposes and says:

I am Vice President, Licensing and Regulatory Affairs of Exelon Generation Company LLC, and as such, I am familiar with the contents of the attachments accompanying this correspondence (LR-N05-0094), concerning the Salem Generating Station, Units 1 and 2, and the Hope Creek Station, Unit 1, and the matters set forth therein regarding Exelon Generation Company, LLC and its affiliates are true and correct to the best of my knowledge, information and belief.

Exelon Generation Company, LLC requests that this correspondence be treated as confidential and withheld from public disclosure pursuant to 10 C.F.R. §2.390(a)(4).

Specifically, Attachment 5A contains information associated with the proposed Exelon Corporation merger and contains commercial and financial information that is privileged and confidential. Other than Exelon Generation Company’s disclosure as required under 10 C.F.R. §50.80, the information therein has been held in confidence and not disclosed to the public. Internal distribution of this information has likewise been limited to essential Exelon Generation Company, LLC personnel.

__________________________

Subscribed and Sworn to before me

this ___day of ___, 2005

Notary Public of Illinois

PROPOSED LICENSE TRANSFER and CONFORMING LICENSE AMENDMENTS

Table of Contents

Attachment 1 Evaluation of Revisions to the Operating Licenses and Technical Specifications

1.	Introduction	1
2.	Statement of Purpose of Transfer and Nature of the Transaction Making the Transfer Necessary or Desirable	2
3.	General Corporate Information Regarding Exelon Generation Company, LLC	4
4.	Technical Qualifications	5
5.	Financial Qualifications	8
6.	Restricted Data	9
7.	Other Nuclear Regulatory Issues	9
8.	Other Required Approvals/Schedule	13
9.	Regulatory Safety Analysis	14
10.	Environmental Considerations	15

Attachment 2 Facility Operating License Changes

Attachment 3 Technical Specification Changes

Attachment 4 Proposed Exelon Electric and Gas Corporate Structure Chart and Exelon Generation Nuclear Organization Chart

Attachment 5 Financial Information (Non-Proprietary version)

Attachment 5A Financial Information (Proprietary version)

Document Control Desk LR-N05-0094	Attachment 1

SALEM NUCLEAR GENERATING STATION UNITS 1 AND 2
HOPE CREEK GENERATING STATION
FACILITY OPERATING LICENSES DPR-70, DPR-75 and NPF-57
DOCKET NOS. 50-272, 50-311 and 50-354

ATTACHMENT 1
EVALUATION OF REVISIONS TO THE OPERATING LICENSES AND TECHNICAL SPECIFICATIONS

RELATING TO THE MERGER OF PUBLIC SERVICE ENTERPRISE GROUP and EXELON CORPORATION

Document Control Desk LR-N05-0094	Attachment 1

1. Introduction

PSEG Nuclear LLC (“PSEG Nuclear”) submits the following information and requests, pursuant to 10 C.F.R. § 50.80, Nuclear Regulatory Commission (“NRC”) consent to the transfer of PSEG Nuclear’s interests in Facility Operating License Nos. DPR-70 and DPR-75 for the Salem Generating Station, Units 1 and 2, respectively, and Facility Operating License No. NPF-57 for the Hope Creek Generating Station (collectively referred to as the “Nuclear Plants”). This request is submitted by PSEG Nuclear on behalf of itself and Exelon Generation Company, LLC (“Exelon Generation”) (together, “Applicants”). The Applicants specifically request that the NRC consent to the transfer of PSEG Nuclear’s licensed authorities and responsibilities due to a proposed merger between PSEG Nuclear’s parent company Public Service Enterprise Group (“PSEG”) and Exelon Corporation (“Exelon”). Under the merger agreement, the two companies will combine to create Exelon Electric & Gas Corporation (“EEG”), the nation’s largest utility. The merger will be accomplished by converting PSEG shares into Exelon shares and is expected to result in PSEG shareholders holding about 32% of EEG. PSEG will merge into Exelon and upon completion of the merger, Exelon will change its name to EEG. EEG will then restructure its organization. Exelon Generation will be an indirect wholly owned subsidiary of EEG and is the proposed owner and operator of the Nuclear Plants. Applicants request NRC’s prior written consent and issuance of conforming amendments for Exelon Generation to be authorized to possess, use, and operate the Nuclear Plants under essentially the same conditions and authorizations included in the existing licenses.

PSEG Nuclear currently owns 57.41% of Salem Generating Station, Units 1 and 2, and 100% of the Hope Creek Generating Station Unit 1, and is the operating licensee holder for these three Nuclear Plants.2 PSEG Nuclear is making this application as a result of an announced merger between PSEG and Exelon. As described more fully below, Exelon Generation will be an indirect wholly-owned subsidiary of EEG. As a result of the proposed transfers, Exelon Generation will become the owner of PSEG Nuclear’s current ownership shares of the Nuclear Plants and will assume operational responsibility for these units.

No physical changes will be made to the Nuclear Plants as a result of these transfers. There will be no significant change in the day-to-day management and operations of the Nuclear Plants as Exelon Generation has been supporting plant operation at the Nuclear Plants under a previously executed Nuclear Operating Services Agreement. Nuclear personnel and the existing organizations will continue to support the plants as fully described further in Section 4, below.

2	PSEG Nuclear is also a non-operating owner of 50% interests in Peach Bottom Atomic Power Station, Units 2 and 3. By separate application under 10 C.F.R. § 50.80, PSEG Nuclear will seek NRC consent to transfer of these ownership interests to Exelon Generation.

Document Control Desk LR-N05-0094	Attachment 1

Because the proposed merger and restructuring affects the named licensees, PSEG Nuclear also requests NRC approval of certain administrative amendments to conform the operating licenses and plant Technical Specifications to reflect the proposed transfers. Proposed changes are shown in mark-ups included as Attachments 2 and 3.

Administrative changes to documents other than the existing licenses and the Technical Specifications will be necessary upon completing the transfer of the Nuclear Plants. Changes to documents such as the Updated Final Safety Analysis Report, Physical Security Plan and Emergency Plan will be made in a timely fashion during periodic or routine licensing correspondence or updates required by NRC regulations, such as 10 C.F.R. § 50.71(e). Changes to other documents, such as procedures, drawings, and manuals will be made in accordance with periodic or routine internal processes applicable to those documents.

2. Statement of Purpose of Transfer and Nature of the Transaction Making the Transfer Necessary or Desirable

The transfer of the nuclear plants to Exelon Generation is being undertaken consistent with a public announcement released December 20, 2004 of the merger between Exelon and PSEG. The merger has been unanimously approved by both companies’ boards of directors, who have recommended that the merger be approved by shareholders. EEG will have an asset base of approximately $79 billion with $27 billion in annual revenues and $3.2 billion in annual net income. With a total generation portfolio of approximately 52,000 MWe in domestic capacity, including long-term contracts, the combined company will be the nation’s largest power generator and will be a leading domestic wholesale power marketer.3 By sharing resources and best practices, the combined company will be able to enhance operations and create efficiencies at all levels of the new company, including nuclear power plant generation.

Given Exelon Generation’s strong, successful performance in running the nation’s largest nuclear fleet, the companies expect to realize improved stability, higher capacity utilization rates and an improved cost structure from combining nuclear operations under one management team. As previously docketed to the NRC, the companies have entered into a Nuclear Operating Services Contract (“NOSC”), which commenced on January 17, 2005. Under the NOSC, Exelon Generation has provided personnel to work full time in the PSEG Nuclear organization, including senior personnel to assist daily plant operations and to implement the Exelon Nuclear Management Model, which defines proven

[3]	PSEG and Exelon have proposed to the Federal Energy Regulatory Commission a plan to divest by various means approximately 5500 MW of generation capacity to mitigate any market concentration issues resulting from the merger.

Document Control Desk LR-N05-0094	Attachment 1

practices that Exelon Generation has used to manage its successful nuclear performance improvement program. This is currently assisting PSEG Nuclear in improving the operations of the Nuclear Plants.

PSEG Nuclear currently owns 57.41% each of Salem Generating Station, Units 1 and 2, and 100% of the Hope Creek Generating Station Unit 1, and is the operator of these three nuclear plants. Exelon Generation currently is the non-operating owner of 42.59% each of Salem Generating Station, Units 1 and 2. As a result of the proposed transfers, Exelon Generation will become the owner of PSEG Nuclear’s current ownership shares and will assume operational responsibility for these units. No physical changes will be made to the nuclear plants as a result of these transfers. The NOSC is in place and in effect there will be no significant change in the day-to-day management and operations of the plants. Current nuclear personnel and the existing organizations will continue to support the nuclear plants. Organization changes will occur as combined areas of expertise are integrated.

The new corporate structure is illustrated in Attachment 4. The ultimate parent entity will be EEG with a wholly-owned deregulated subsidiary Exelon Ventures Company, LLC that in turn, wholly owns Exelon Generation.

As presently conceived by PSEG Nuclear and Exelon Generation, and consistent with the terms of the proposed merger, the key responsibilities, attributes, and relationships of the reorganized companies will be:

(a)	Exelon Generation will assume title to PSEG Nuclear’s interests in the Nuclear Plants (including all real estate, buildings, equipment, spare parts, fixtures, inventory, documents, records, assignable contracts, other property necessary for the operation and maintenance of the plants, and all used and spent nuclear fuel and other licensed materials at the plants).

(b)	Exelon Generation will assume all responsibility for the operation and maintenance of the Nuclear Plants. [4]

(c)	Nuclear employees of PSEG Nuclear at the Nuclear Plants and at other locations will become employees of Exelon Generation or a wholly-owned subsidiary of Exelon Generation.

(d)	Exelon Generation will continue to have approval from the Federal Energy Regulatory Commission (“FERC”) to sell wholesale power at market-based rates.

[4]	The transfer of the Nuclear Plants from PSEG Nuclear to Exelon Generation is conditioned upon receiving all necessary regulatory approvals, specifically including approval of this requested transfer and completing the merger.

Document Control Desk LR-N05-0094	Attachment 1

(e)	Contracts associated with the electric generating business, including, but not limited to, wholesale electric purchase and sales agreements, fuel contracts, and other contractual rights and liabilities related to the Nuclear Plants, will be transferred by PSEG Nuclear to Exelon Generation.

(f)	Exelon Generation will become responsible for the decommissioning of the Nuclear Plants. As is discussed further below, Exelon Generation will become the owner of the Nuclear Decommissioning Trust Funds presently maintained by PSEG Nuclear.

3. General Corporate Information Regarding Exelon Generation Company, LLC

A. Name of New Licensee

     The new licensee will be Exelon Generation Company, LLC.

B. Address

80 Park Plaza
Newark, NJ 07102

C. Description of Business or Occupation

Exelon Generation is a limited liability company organized under the laws of the State of Pennsylvania. Exelon Generation is engaged principally in power generation of electricity as an EWG authorized to sell electricity at market-based rates.

D. Organization and Management

The proposed organization and management structure is more fully described in the Technical Qualifications section below.

Under Sections 103d and 104d of the Atomic Energy Act of 1954, as amended, an operating license may not be transferred to “any corporation or other entity if the Commission knows or has reason to believe it is owned, controlled, or dominated by an alien, a foreign corporation or a foreign government,” or if in the opinion of the Commission, the transfer “would be inimical to the common defense and security.” Following the proposed transfer, Exelon Generation will not be owned, controlled or dominated by an alien, a foreign corporation or a foreign government. The combined holding company, EEG, will be a public company with shares traded on the New York Stock Exchange. The shares are expected to be widely held – initially by the current shareholders of Exelon and Public Service Enterprise Group. In addition, neither PSEG Nuclear nor Exelon

Document Control Desk LR-N05-0094	Attachment 1

Generation is acting as agent or representative of any other person in filing this application.

4. Technical Qualifications

The technical qualifications of Exelon Generation to carry out its responsibilities as the licensed operator of the Nuclear Plants will meet or exceed the technical qualifications of the present PSEG Nuclear operating organization. The merger and proposed license transfers will bring the Nuclear Plants into the Exelon Generation nuclear operating organization. Exelon Generation currently operates the nation’s largest nuclear fleet. Exelon Generation has demonstrated the ability to achieve and sustain performance improvement at its nuclear plants, and to operate its facilities reliably and safely.

I. Nuclear Organization

When the merger and proposed transfers become effective, Exelon Generation will assume responsibility for and control over the operation of the Nuclear Plants. Nuclear employees of PSEG Nuclear at the Nuclear Plants and at other locations will become employees of Exelon Generation or a wholly-owned subsidiary of Exelon Generation. The Nuclear Plants operating organizations will be integrated into the Exelon Generation nuclear organization, reporting to the Exelon Generation Chief Nuclear Officer (CNO). Once the merger is complete, the Exelon Generation nuclear organization will be headquartered at Kennett Square, Pennsylvania.

An organization chart illustrating the Exelon Generation nuclear organization, integrating Salem and Hope Creek, is contained in Attachment 4 to this application. The integrated Exelon Generation organization will provide:

(1)	A single CNO accountable for overall management, leadership, performance, and nuclear safety;

(2)	A Chief Operating Officer (“COO”) with several Senior Vice Presidents as direct reports, with responsibilities for operations and operations support, providing a nuclear management team with a manageable span of control over nuclear units and nuclear support functions (primarily based on regional considerations);

(3)	Individual Site Vice Presidents with direct onsite responsibility and accountability for safe and reliable operation of their units;

Document Control Desk LR-N05-0094	Attachment 1

(4)	Implementation of common high standards, best practices, effective programs and processes, and management controls; and

(5)	Effective and integrated oversight and technical support functions for the Exelon Generation nuclear stations.

The Exelon Generation nuclear organization is based upon an overriding philosophy of an engaged nuclear management team that establishes and enforces high standards and clear accountabilities. Exelon Generation specifically implements a management model that incorporates disciplined processes to assure day-to-day safety and operating rigor; performance reporting, monitoring, and metrics; and appropriate financial controls. Exelon Generation’s management model emphasizes material condition assessment; function or department-specific gap analyses; templates for outage planning, preparation, and execution; human performance improvement; and issues management (including employee issues). Exelon Generation has established at its current nuclear facilities, a track record of improving and sustaining safety and operating performance.

Exelon Generation will apply its management model and also continue ongoing performance improvement initiatives at the Nuclear Plants, including initiatives in the area of safety conscious work environment and the corrective action program.

II. Management Qualifications

The CNO of Exelon Generation will continue to be Mr. Christopher Crane. The CNO reports to Mr. John L. Skolds, Executive Vice President, Exelon and President of Exelon Generation. The CNO will be the senior corporate officer with all the necessary authority and full responsibility for the safe and reliable operation of the Exelon Generation nuclear fleet, including the Nuclear Plants. Several technical support functions, including Licensing and Regulatory Affairs and Nuclear Oversight, report directly to the CNO. The senior Vice President, Operations, with responsibility for the Nuclear Plants, will also report directly to the CNO.

The COO will continue to be Mr. Charles Pardee. The COO reports to the CNO and will have day-to-day management responsibilities for the plants and operations support. The other Senior Vice Presidents, Operations, and Senior Vice President, Operations Support, will report to the COO.

A Site Vice President is assigned for each operating nuclear site and reports to a Senior Vice President, Operations. The Site Vice President will be the senior nuclear executive on site with responsibility for overall plant nuclear safety and for compliance with the NRC operating licenses.

Document Control Desk LR-N05-0094	Attachment 1

Chairpersons of the Nuclear Safety Review Boards for the Nuclear Plants will report directly to the CNO and will advise the CNO with respect to nuclear safety performance. The Station Operations Review Committees will advise the Plant Managers on matters of nuclear safety in plant operations.

III. Support Functions

In integrating the Nuclear Plants into the Exelon Generation nuclear organization, Exelon Generation will also integrate the support functions for the stations. These organizations and personnel will be located and assigned with clear and unambiguous responsibilities and reporting relationships. Certain support functions (e.g., information technology) may be provided by an affiliated Exelon company.

Technical support in particular will be integrated under the Senior Vice President, Engineering and Technical Support and the Senior Vice President, Operations Support. This includes support for: engineering, fuels, project management, outages, training, security, operations, maintenance/work control, chemistry, radwaste, radiation protection, and industrial safety. These functions will not be diminished at the Nuclear Plants. The Exelon Generation integrated approach and the implementation of common programs, processes and best practices presents an opportunity for improvement at the Nuclear Plants.

PSEG Nuclear will also transfer to Exelon Generation control over the assets related to the Nuclear Plants that Exelon Generation will need to maintain and operate the units in accordance with NRC requirements. This will include, in addition to the plants and equipment, the necessary books, records, operating safety and maintenance manuals, and engineering and construction documents. Any necessary contracts with architect engineers, nuclear steam supply system vendors, and other major vendors, will also be assigned or transferred (as necessary) to Exelon Generation.

IV. Conclusion

In total, Exelon Generation and its management team have the necessary technical qualifications to assume operational responsibility for the Nuclear Plants. The Exelon Generation nuclear management team is experienced and qualified, and the nuclear organization is well-designed to accommodate the addition of three units into its current fleet. The necessary management processes and controls will be applied, with clear lines of authority and communication. Technical support will continue to be available, and will be enhanced by the merger of PSEG Nuclear into a successful nuclear organization that can apply common programs, processes, and best practices. The nuclear onsite organizations and staff

Document Control Desk LR-N05-0094	Attachment 1

will also be incorporated into the Exelon Generation organization. Accordingly, the proposed transfers have the potential to achieve synergies and to significantly improve performance of the Nuclear Plants.

5. Financial Qualifications

A. Projected Operating Costs and Revenues

Following the proposed merger and proposed transfers, including the transfer of the Nuclear Plants held by PSEG Nuclear to Exelon Generation, Exelon Generation will continue to be financially qualified as the licensed owner and operator.

Exelon Generation will continue to own, operate, and market power from a diverse portfolio of nuclear, fossil, and hydroelectric generating units. Exelon Generation will continue to sell electricity to electric utility affiliates and market electricity at wholesale pursuant to rate tariffs approved by the Federal Energy Regulatory Commission. Exelon Generation presently meets, and will continue to meet, the financial qualifications requirement of 10 CFR 50.33, “Contents of applications; general information,” paragraph (f)(2), by obtaining revenue from the sale of electricity from the nuclear plants sufficient to cover nuclear operating costs. Exelon Generation’s substantial generating assets and revenue streams — including revenue streams from nuclear units and from fossil and hydroelectric units, as well as revenue from power marketing and other business operations — also provide assurance of Exelon Generation’s ability to cover fixed operating costs associated with a six-month shutdown of one or more of the nuclear units.

Furthermore, based upon the financial stature of the company, Exelon Generation expects to have an investment grade bond rating, which will enable the company to raise additional funds as necessary.

The proprietary Addendum includes Attachment 5A which contains Exelon Generation and PSEG Nuclear five-year, post-merger financial projections for Exelon Generation, incorporating the combined generation capacity (nuclear and non-nuclear) to be operated by Exelon Generation. A non-proprietary version of this attachment that is suitable for public disclosure is provided as Attachment 5. The five year projections cover the first five years after the merger (beginning in 2006) and include: total revenue, total operating expenses, income before taxes, taxes, and net income. The financial information includes assumptions regarding the total generation supply and the price of electricity, as well as a projected balance sheet for Exelon Generation demonstrating the substantial assets of the combined generation business.

Document Control Desk LR-N05-0094	Attachment 1

B. Decommissioning Funding Assurance

Under 10 C.F.R. § 50.75(b), a reactor licensee is required to provide decommissioning funding assurance by one or more of the methods described in 10 C.F.R. § 50.75(e). A funding assurance mechanism approved by the NRC is in place for Exelon Generation that meets these requirements.

For PSEG Nuclear, the amounts accumulated in the funds at the end of 2002 exceeded the amount needed to be collected by that date to be consistent with the formulas in 10 C.F.R. §50.75(c). The PSEG Nuclear fund is presently fully funded with no further collections through the state regulatory process anticipated. For the present Exelon Generation share, the amounts accumulated in the funds at the end of 2002 also exceeded the amounts needed to be collected. Exelon Generation is continuing to make collections for its existing share, and those collections are unaffected by the proposed transaction.

6. Restricted Data

This application does not contain any Restricted Data or classified National Security Information, and it is not expected that any such information will become involved in the license activities. However, in the event that such information does become involved, and in accordance with 10 C.F.R. § 50.37, “Agreement Limiting Access to Classified Information,” PSEG Nuclear and Exelon Generation agree that it will appropriately safeguard such information and will not permit any individual to have access to such information until the individual has been appropriately approved for such access under the provisions of 10 C.F.R. Part 25, “Access Authorization for Licensee Personnel,” and/or Part 95,”Security Facility Approval and Safeguarding of National Security Information and Restricted Data.”

7. Other Nuclear Regulatory Issues

A. Continuation of Current Design and Licensing Basis

The proposed license transfer and conforming administrative amendments will authorize Exelon Generation to own, operate, and maintain the Nuclear Plants in accordance with the existing and respective operating licenses and Technical Specifications, and will subject Exelon Generation to all applicable provisions of the Atomic Energy Act and the NRC’s rules, regulations and orders. The transfer and conforming administrative

Document Control Desk LR-N05-0094	Attachment 1

amendments do not affect the physical configuration of the facility or substantively change the operating licenses (including Technical Specifications) under which the Nuclear Plants operate.

Exelon Generation will control or have access to the design and licensing basis documents to the same extent as PSEG Nuclear now does. While there will be certain administrative amendments to the Operating Licenses and corresponding Technical Specifications as indicated in Attachments 2 and 3 to this application, Exelon Generation does not seek any other changes to the current design and licensing basis for each nuclear plant.

Likewise, the proposed transfers will not change or invalidate design or operations information presently appearing in the Updated Final Safety Analysis Reports (“UFSARs”) for the units. Changes to the UFSARs necessary to reflect the proposed transfers and the conforming license amendments will be incorporated into the UFSARs on a schedule that complies with 10 C.F.R. § 50.71(e), and not necessarily prior to NRC approval of this request.

B. Price-Anderson Indemnity and Nuclear Insurance

In accordance with 10 C.F.R. § 140.92, Article IV.2, “Financial Protection Requirements and Indemnity Agreements,” PSEG Nuclear requests NRC approval of the assignment and transfer of the Price Anderson indemnity agreements for Salem, Hope Creek and Peach Bottom to Exelon Generation upon the consent to the proposed license transfer. Prior to the license transfers, Exelon Generation will obtain all required nuclear property damage insurance pursuant to 10 C.F.R. § 50.54(w) and nuclear liability insurance pursuant to 10 C.F.R. 140. Exelon Generation’s Projected Income Statement and expected investment-grade rating, discussed above, provide adequate assurance that, pursuant to the requirements of 10 C.F.R. § 140.21(e) and (f), Exelon Generation would be able to pay its share of deferred premiums in the amount of $10 million per nuclear unit.

C. Standard Contract for Disposal of Spent Nuclear Fuel

On or after the transfer date, Exelon Generation will assume responsibility for storage and disposal of spent nuclear fuel at the Nuclear Plants. PSEG Nuclear will assign, and Exelon Generation will assume, PSEG Nuclear’s rights and obligations under the Standard Contract with the Department of Energy.

Document Control Desk LR-N05-0094	Attachment 1

D. Off-Site Power Considerations

The physical system for supplying off-site power to the Nuclear Plants will be unchanged as a result of the transfer. The system is currently maintained and operated in accordance with the Lower Delaware Valley Transmission System Agreement of September 13, 1977, by and between Atlantic City Electric Company, Delmarva Power and Light Company, Jersey Central Power & Light Company, Philadelphia Electric Company, and PSE&G, as supplemented and amended, and in accordance with the PJM Interconnection Agreement. These agreements address, among other things, coordination of switching voltage levels and scheduling of maintenance outages, as well as additions, modifications, and normal maintenance of the transmission facilities. These agreements will remain in effect and will provide assurance of reliable sources of off-site power and continued compliance with General Design Criterion 17. Exelon Generation will assume the rights and obligations of PSEG Nuclear pursuant to these agreements.

E. Exclusion Area Control

Upon approval of the transfer, Exelon Generation will own all of PSEG Nuclear’s interests in the Salem and Hope Creek exclusion area and will have authority to determine all activities within the exclusion area to the extent required by 10 C.F.R. Part 100.

F. Other Issues

1. Emergency Preparedness

Upon consummation of the transfer, Exelon Generation will assume authority and responsibility for functions necessary to fulfill the emergency planning requirements specified in 10 C.F.R. § 50.47(b) and Part 50, Appendix E. Transition plans will be established to ensure that the support described in the existing emergency plans will be maintained following the transfer.

Any changes made to the existing Salem and Hope Creek emergency plans will be made in accordance with 10 C.F.R. § 50.54(q). Because only a change in licensee is involved, no changes are anticipated that will result in a decrease in the effectiveness of the plans. Any specific emergency plan changes will be submitted to the NRC after the changes are made in accordance with 10 C.F.R. § 50.54(q) and Appendix E. Section V. If as a result of the transfers, any conditions are identified that would decrease the effectiveness of the approved

Document Control Desk LR-N05-0094	Attachment 1

emergency plans, application to the NRC will be made and such proposed changes will not be implemented until approved by the NRC.

While Exelon Generation anticipates that no substantive changes will be made to the existing on-site emergency program, certain corporate support and/or corporate oversight functions may be changed, transferred on-site, or transferred to a corporate support organization. Persons assigned to perform these functions will meet the same or similar qualification requirements as the existing responsible corporate support personnel.

The current off-site emergency facilities and equipment, including the Emergency Operations Facility (“EOF”), the Training Center, and radiation monitoring equipment, will be transferred to Exelon Generation. As necessary, ownership of off-site emergency sirens will also be transferred to Exelon Generation and existing easements for the siren locations will be assigned to Exelon Generation. Existing agreements for support from organizations and agencies not affiliated with PSEG Nuclear will also be assigned to Exelon Generation, as necessary. PSEG Nuclear plans to notify the parties to such agreements in advance of the transfer and advise those parties of Exelon Generation’s responsibility for management and operation of the Nuclear Plants.

In sum, the proposed license transfer will not impact compliance with the emergency planning requirements.

2. Security

Upon consummation of the transfer, Exelon Generation will assume authority and responsibility for the functions necessary to fulfill the security planning requirements specified in 10 C.F.R. Part 73. PSEG Nuclear does not anticipate any substantive changes to the existing NRC-approved physical security, guard training and qualifications, and safeguards contingency plans. Any changes that do occur, or necessary conforming changes, will be made in accordance with 10 C.F.R. § 50.54(p). Transition plans will be established to ensure that the support described in the existing security plans will be maintained following the transfer.

Exelon Generation anticipates that no substantive changes will be made to the existing on-site security program, but that certain corporate support and/or corporate oversight functions may be changed, transferred on site, or transferred to a corporate support organization. Persons assigned to perform these functions will meet

Document Control Desk LR-N05-0094	Attachment 1

the same or similar qualification requirements as the existing responsible corporate support personnel.

Existing agreements for support from organizations and agencies not affiliated with PSEG Nuclear will be assigned to Exelon Generation, as necessary. PSEG Nuclear plans to notify the parties to such agreements in advance of the transfer of the licenses to Exelon Generation and to advise those parties of Exelon Generation’s responsibility for management and operation of the plants.

In sum, the proposed license transfer will not impact compliance with physical security requirements.

3. Quality Assurance Program

Upon consummation of the transfer, Exelon Generation will assume authority and responsibility for the functions necessary to fulfill the quality assurance (“QA”) requirements of 10 C.F.R. Part 50, Appendix B. PSEG Nuclear anticipates that it will be able to transfer all of the current functions of the existing QA organization to Exelon Generation. PSEG Nuclear does not anticipate any substantive changes to the existing Quality Assurance Plans, but any changes that do occur will be made in accordance with 10 C.F.R. § 50.54(a).

4. Training

The off-site Training Center and Simulator Buildings will be transferred to Exelon Generation. The proposed license amendment will not impact compliance with the operator re-qualification program requirements of 10 C.F.R. § 50.54 (and related sections), and will not impact maintenance of the Institute of Nuclear Power Operations accreditation for licensed and non-licensed training. Upon transfer of the license, Exelon Generation will assume ultimate responsibility for implementation of present training programs. Changes to the programs to reflect the transfer will not decrease the scope of the approved operator re-qualification program without the specific authorization of the NRC in accordance with 10 C.F.R. § 50.54(i).

8. Other Required Approvals/Schedule

The merger is conditioned upon, among other things, the approval by shareholders of both companies, and a number of regulatory approvals or reviews by federal and state energy authorities. These include, in addition to the NRC, the New Jersey Board of Public Utilities, the Pennsylvania Public Utility Commission, the Illinois Commerce Commission (notice filing only), the Federal

Document Control Desk LR-N05-0094	Attachment 1

Energy Regulatory Commission, the Securities and Exchange Commission, and either the Department of Justice or the Federal Trade Commission on antitrust matters, depending upon which agency reviews the transaction. The companies intend to seek shareholder approval in the second quarter of 2005 and anticipate that the required regulatory approvals can be obtained within 12-15 months.

To facilitate implementation of the merger and subsequent restructuring, Exelon Generation and PSEG Nuclear are requesting NRC approval of the proposed transfers within six months, to be effective immediately upon issuance and allowing execution of the merger, restructuring, and transfers within a succeeding 12-month period. Exelon Generation will inform the NRC of any significant changes in the schedule.

Certain rulings by the Internal Revenue Service and/or certain legislative changes to the Internal Revenue Code or changes in IRS regulations may also be necessary to assure that decommissioning funds accumulated in the qualified and non-qualified decommissioning funds for the Nuclear Plants and presently maintained by PSEG Nuclear may be transferred to Exelon Generation on a tax-free basis. PSEG Nuclear and Exelon Generation intend to seek necessary letter rulings or changes necessary for the transfer of the funds on a tax-free basis. To the extent that satisfactory private letter rulings or other tax relief are not timely obtained, the parties will update the NRC on alternative plans for decommissioning funding assurance.

9. Regulatory Safety Analysis

The changes proposed by LCR H05-03, for the Hope Creek Generating Station, and LCR S05-02, for the Salem Generating Station, are shown in Attachment 2 and Attachment 3. Attachment 2 contains the changes associated with the Operating License for each of the three units, while Attachment 3 contains the Technical Specification changes for each unit.

Consistent with the generic determination in 10 CFR 2.1315, “Generic determination regarding license amendments to reflect transfers,” paragraph (a), the proposed license transfers and conforming license amendments involve no significant hazards consideration.

The proposed conforming license amendments also delete specific license conditions relating to the terms and conditions of decommissioning trust agreements. In place of these license conditions, the requirements of
10 CFR 50.75(h)(1) will apply. As stated in 10 CFR 50.75(h)(4), deletion of those license conditions involves no significant hazards consideration.

The transfers and proposed amendments do not involve any change in the design or licensing basis, plant configuration, or operation of the referenced nuclear stations. All Limiting Conditions of Operation, Limiting Safety System

Attachment 1

Document Control Desk
LR-N05-0094

Settings and Safety Limits specified in Technical Specifications remain unchanged. Also, the physical security plans, emergency response plans, operator training and requalification programs, and the quality assurance plans are not substantively or materially changed by the proposed license transfers and amendments.

Therefore, the proposed approval does not: (1) involve an increase in the probability or consequences of an accident previously analyzed; (2) create the possibility of a new or different kind of accident from the accidents previously evaluated; or (3) involve a significant reduction in a margin of safety.

10. Environmental Considerations

This license transfer application and accompanying administrative amendments are exempt from environmental review, because they fall within the categorical exclusion appearing at 10 C.F.R. § 51.22(c)(21), “Environmental Protection Regulations for Domestic Licensing and Related Regulatory Functions,” for which neither an Environmental Assessment nor an Environmental Impact Statement is required. Moreover, the proposed license transfer and conforming amendments do not involve any amendment to the license or other change that would directly affect the actual operation of the facilities involved in any substantive way. The proposed transfer and amendments to the license do not involve an increase in the amount, or a change in the types, of any radiological effluents that may be allowed to be released off-site, and do not involve any increase in the amounts or change in the types of any non-radiological effluents that may be released off-site. Further, no increase in the individual or cumulative occupational radiation exposure is expected.

Document Control Desk	Attachment 2
LR N05-0094

SALEM NUCLEAR GENERATING STATION UNITS 1 AND 2
HOPE CREEK GENERATING STATION
FACILITY OPERATING LICENSES DPR-70, DPR-75 and NPF-57
DOCKET NOS. 50-272, 50-311 and 50-354

ATTACHMENT 2
FACILITY OPERATING LICENSE CHANGES

A. Salem Unit 1
B. Salem Unit 2
C. Hope Creek

RELATING TO THE MERGER OF PUBLIC SERVICE ENTERPRISE GROUP
and EXELON CORPORATION

Document Control Desk	Attachment 2
LR N05-0094

Facility Operating License Changes

A.	Salem Unit 1

References to Public Service Enterprise Group or PSEG Nuclear LLC are being replaced with Exelon Generation Company in the following Sections:

License section, page number	Action Description
Heading, page 1	Delete PSEG Nuclear LLC
Paragraph 1.A, page 1	Delete “filed by the Public Service Electric and Gas Company, Philadelphia Electric Company, Delmarva Power and Light Company, and Atlantic City Electric Company and the application for license amendment dated November 8, 1976, filed by Public Service Electric and Gas Company” and change “comply” to “complies”
Paragraph 1.E, page 1	Change PSEG Nuclear LLC to Exelon Generation Company, LLC (Exelon Generation Company) and change “licensees are” to “licensee is”
Paragraph 1.F, page 2	Change “licensees have” to “licensee has”
Paragraph 2, page 2	Delete “PSEG Nuclear LLC, and” and change “licensees” to “licensee”
Paragraph 2.A, page 2	Delete PSEG Nuclear LLC (in two places) and change to read “owned and operated by the Exelon Generation Company”
Paragraph 2.B(1), page 3	Delete PSEG Nuclear LLC, and the
Paragraphs 2.B(2) through (6), page 3	Change PSEG Nuclear LLC to Exelon Generation Company (in five places)
Paragraphs 2.C(1), (4), (5) and (10), pages 4 and 4b	Change PSEG Nuclear LLC to Exelon Generation Company (in five places)
Paragraph 2.C(11), page 4b	Delete in its entirety
Paragraph 2.C(13), page 4c	Replace $53,780,652 with [ ] to designate an amount to be determined by the NRC
Paragraphs 2.C(14) and (15), page 4c	Delete in their entirety
Paragraph 2.E, page 5	Change licensees to licensee
Paragraph 2.I.6, page 5a	Change PSEG Nuclear LLC to Exelon Generation Company
Paragraph 2.J, page 5c	Change PSEG Nuclear LLC to Exelon Generation Company

Document Control Desk	Attachment 2
LR N05-0094

Facility Operating License Changes

B.	Salem Unit 2

References to Public Service Enterprise Group or PSEG Nuclear LLC are being replaced with Exelon Generation Company in the following Sections:

License section, page number	Action Description
Heading, page 1	Delete PSEG Nuclear LLC
Paragraph 1.A, page 1	Delete “filed by Public Service Electric and Gas Company for itself and the Philadelphia Electric Company, Delmarva Power and Light Company, and Atlantic City Electric Company”
Paragraph 1.E, page 1	Change PSEG Nuclear LLC to Exelon Generation Company, LLC (Exelon Generation Company)
Paragraphs 1.F and 1.G, page 2	Change licensees are to licensee is
Paragraph 2, page 2	Delete “PSEG Nuclear LLC, and the”, add a comma after Exelon Generation Company and change licensees to licensee
Paragraph 2.A, page 2	Change licensees to licensee
Paragraph 2.B(1), page 2	Delete PSEG Nuclear LLC, and the
Paragraphs 2.B(2) through (6), page 3	Change PSEG Nuclear LLC to Exelon Generation Company (in five places)
Paragraph 2.C(1), page 3	Change PSEG Nuclear LLC to Exelon Generation Company
Paragraph 2.C(2), page 4	Change PSE&G to Exelon Generation Company
Paragraphs 2.C(10) and (26), pages 7 and 21	Change PSEG Nuclear LLC to Exelon Generation Company (in three places)
Paragraph 2.C(27), pages 21 and 22	Delete in its entirety
Paragraph 2.C(29), page 22	Replace $45,059,302 with [ ] to designate an amount to be determined by the NRC
Paragraphs 2.C(30) and (31), page 22a	Delete in their entirety
Paragraph 2.E, page 23	Change licensees to licensee
Paragraph 2.G, page 23	Change PSEG Nuclear LLC to Exelon Generation Company (in two places)
Paragraphs 2.H and 2.I, page 24	Change PSEG Nuclear LLC to Exelon Generation Company
Paragraphs 2.J and 2.K, page 24	Change licensees to licensee
Paragraph 2.N, page 25	Change PSEG Nuclear LLC to Exelon Generation Company

Document Control Desk	Attachment 2
LR N05-0094

Facility Operating License Changes

C.	Hope Creek

References to Public Service Enterprise Group or PSEG Nuclear LLC are being replaced with Exelon Generation Company in the following Sections:

License section, page number	Action Description
Heading, page 1	Change PSEG Nuclear LLC to Exelon Generation Company, LLC
Paragraph 1.A, page 1	Delete “filed by the Public Service Electric & Gas Company, acting on behalf of itself and Atlantic City Electric Company (the licensees)”
Paragraph 1.E, page 1	Change PSEG Nuclear LLC to Exelon Generation Company, LLC (Exelon Generation Company)
Paragraph 2, page 2	Change PSEG Nuclear LLC to Exelon Generation Company, LLC (Exelon Generation Company)
Paragraph 2.A, page 2	Change PSEG Nuclear LLC to Exelon Generation Company (in two places)
Paragraphs 2.B(1), (3), (4), (5) and (6), pages 2 and 3	Change PSEG Nuclear LLC to Exelon Generation Company (in five places)
Paragraphs 2.C(1), (2), (5), (7), (8) and (14), pages 3 through 6	Change PSEG Nuclear LLC to Exelon Generation Company (in seven places)
Paragraph 2.C(15), pages 6 and 7	Delete in its entirety
Paragraph 2.F, page 8	Change PSEG Nuclear LLC to Exelon Generation Company

Document Control Desk	Attachment 3
LR N05-0094

SALEM NUCLEAR GENERATING STATION UNITS 1 AND 2
HOPE CREEK GENERATING STATION
FACILITY OPERATING LICENSES DPR-70, DPR-75 and NPF-57
DOCKET NOS. 50-272, 50-311 and 50-354

ATTACHMENT 3
TECHNICAL SPECIFICATION CHANGES

A. Salem Unit 1
B. Salem Unit 2
C. Hope Creek

RELATING TO THE MERGER OF PUBLIC SERVICE ENTERPRISE GROUP
and EXELON CORPORATION

Document Control Desk	Attachment 3
LR N05-0094

Technical Specification Changes

A.	Salem Unit 1

References to Public Service Enterprise Group or PSEG Nuclear are being replaced with Exelon Generation Company, LLC in the following Sections:

Technical Specification section,
page number	Action Description
Definition 1.16, page 1-4	Change PSE&G to Exelon Generation Company, LLC
Bases 3/4.9.3, page B 3/4 9-1b	Change PSEG to Exelon Generation Company, LLC
6.17, page 6-30	Change PSEG to Exelon Generation Company, LLC
Appendix B cover sheet	Change PSEG Nuclear LLC to Exelon Generation Company, LLC
Appendix B, section 4.2.1, page 4-1	Change PSEG Nuclear LLC to Exelon Generation Company, LLC
Appendix C, heading, page 1	Delete “PSEG Nuclear LLC, and the”

Document Control Desk	Attachment 3
LR N05-0094

Technical Specification Changes

B.	Salem Unit 2

References to Public Service Enterprise Group or PSEG Nuclear are being replaced with Exelon Generation Company, LLC in the following Sections:

Technical Specification section, page number	Action Description
Definition 1.16, page 1-4	Change PSE&G to Exelon Generation Company, LLC
Bases 3/4.9.3, page B 3/4 9-1c	Change PSEG to Exelon Generation Company, LLC
6.16, page 6-30	Change PSEG to Exelon Generation Company, LLC
Appendix B cover sheet	Change PSEG Nuclear LLC to Exelon Generation Company, LLC
Appendix B, section 4.2.1, page 4-1	Change PSEG Nuclear LLC to Exelon Generation Company, LLC
Appendix C, heading, page 1	Delete “PSEG Nuclear LLC, and the” and add a comma prior to LLC

Document Control Desk	Attachment 3
LR N05-0094

Technical Specification Changes

C.	Hope Creek

References to Public Service Enterprise Group or PSEG Nuclear are being replaced with Exelon Generation Company, LLC in the following Sections:

Technical Specification section, page number	Action Description
3.7.1.3, page 3/4 7-5	Change PSE&G to Exelon Generation Company, LLC
3/4.7.3, page 3/4 7-9	Change PSE&G to Exelon Generation Company, LLC (in five places)
Bases 3/4.8, page B 3/4 8-2	Change PSEG Nuclear LLC to Exelon Generation Company, LLC
6.9.1.9, page 6-20	Change PSEG Nuclear LLC to Exelon Generation Company, LLC
6.15, page 6-26	Change PSEG to Exelon Generation Company, LLC
Appendix B cover sheet	Change PSEG Nuclear LLC to Exelon Generation Company, LLC
Appendix B, section 4.2.2, page 4-2	Change PSE&G to Exelon Generation Company, LLC (in two places)
Appendix C, heading, page 1	Change PSEG Nuclear LLC to Exelon Generation Company, LLC

Document Control Desk	Attachment 4
LR N05-0094

SALEM NUCLEAR GENERATING STATION UNITS 1 AND 2
HOPE CREEK GENERATING STATION
FACILITY OPERATING LICENSES DPR-70, DPR-75 and NPF-57
DOCKET NOS. 50-272, 50-311 and 50-354

ATTACHMENT 4
PROPOSED EXELON ELECTRIC AND GAS CORPORATE STRUCTURE
and
EXELON GENERATION NUCLEAR ORGANIZATION CHART

RELATING TO THE MERGER OF PUBLIC SERVICE ENTERPRISE GROUP
and EXELON CORPORATION

Exelon Electric & Gas — Post Merger*

*	Entity names may change at the time of restructuring, but such name changes will not alter the structure as depicted above.

**	Other direct subsidiaries of Exelon and PSEG are not shown as we anticipate the merger will not affect their relative placement in the corporate structure.

***	Entity that owns the nuclear generating assets of Exelon and will own the nuclear generating assets of PSEG Nuclear.

SALEM NUCLEAR GENERATING STATION UNITS 1 AND 2
HOPE CREEK GENERATING STATION
FACILITY OPERATING LICENSES DPR-70, DPR-75 and NPF-57
DOCKET NOS. 50-272, 50-311 and 50-354

ATTACHMENT 5 (NON-PROPRIETARY)

EXELON GENERATION COMPANY PROJECTED INCOME STATEMENT
and
EXELON GENERATION AND PSEG POWER CONSOLIDATION KEY ASSUMPTIONS
and
EXELON GENERATION COMPANY CONSOLIDATED BALANCE SHEET

RELATING TO THE MERGER OF PUBLIC SERVICE ENTERPRISE GROUP
AND EXELON CORPORATION

EXELON GENERATION COMPANY
Projected Income Statement (with Purchase Accounting) ($M)

	2006	2007	2008	2009	2010

Operating Revenues

Operating Expenses
Purchased Power
Fuel
Operation & Maintenance
Depreciation & Amortization
Administrative & Other
Decommissioning Expense			redacted
Decommissioning Recoveries

Total Operating Expenses

Operating Income (Loss)

Other Income (Deductions)

Income before Income Taxes

Income Taxes

Net Income (Loss)

Note 1: Projected Income Statement does not reflect the effect of our market power mitigation plan to divest 5,500 MW of capacity, as such plan has not yet been finalized. Even with the mitigation plan in effect, change to the Projected Income Statement will not be material.

Note 2: Detailed long range planning for Exelon Generation covered the period from 2006 to 2009; projected Net Income in 2010 is the same as 2009 based on the assumption of no projected growth.

EXELON GENERATION AND PSEG POWER CONSOLIDATION
Key Assumptions

	2006	2007	2008	2009	2010

Generation (GWh)

Fossil & Hydro
Nuclear		redacted

Subtotal

Purchases from Other Suppliers

Total Supply (GWh)

Market Sales (GWh)

Average Market Price ($/MWh)

Scheduled Nuclear Refueling Outages

Exelon Generation Company
Consolidated Balance Sheet as of 9/30/04
($M)

Generation
	Historical	Power Historical	Pro Forma	Generation
	(unaudited)	(unaudited) (a)	Adjustments	Pro Forma

ASSETS
Cash and Cash equivalents
Restricted cash and investments
Accounts receivable, net
Mark-to-market derivative assets
Inventories
Deferred income taxes
Other

TOTAL CURRENT ASSETS

Property, plant and equipment, net

Nuclear decommissioning trust funds
Investments
Goodwill
Mark-to-market derivative assets
Deferred debits and other assets

TOTAL ASSETS		redacted

LIABILITIES AND MEMBER’S EQUITY
Long-term debt due within one year
Accounts payable
Mark-to-market derivative liabilities
Accrued expenses
Other

TOTAL CURRENT LIABILITIES

Long-term debt
Deferred credits and other liabilities:
Deferred income taxes
Unamortized investment tax credits
Asset retirement obligations
Pension and post-retirement benefit obligations

Spent nuclear fuel obligation
Payables to affiliates
Mark-to-market derivative liabilities
Other

TOTAL DEFERRED CREDITS AND OTHER LIABILITIES

Minority interest of consolidated subsidiaries

MEMBER’S EQUITY
Membership interest

Undistributed earnings

Accumulated other comprehensive loss

TOTAL MEMBER’S EQUITY

TOTAL LIABILITIES AND MEMBER’S EQUITY

NOTES TO UNAUDITED PRO FORMA BALANCE SHEET - CONDENSED - redacted

SALEM NUCLEAR GENERATING STATION UNITS 1 AND 2
HOPE CREEK GENERATING STATION
FACILITY OPERATING LICENSES DPR-70, DPR-75 and NPF-57
DOCKET NOS. 50-272, 50-311 and 50-354

ATTACHMENT 5A (PROPRIETARY)

EXELON GENERATION COMPANY PROJECTED INCOME STATEMENT
and
EXELON GENERATION AND PSEG POWER CONSOLIDATION KEY
ASSUMPTIONS
and
EXELON GENERATION COMPANY CONSOLIDATED BALANCE SHEET

RELATING TO THE MERGER OF PUBLIC SERVICE ENTERPRISE GROUP
and EXELON CORPORATION

Exelon Generation Consolidated Company
Projected Income Statement (with Purchase Accounting) ($M)

	2006	2007	2008	2009	2010

Operating Revenues	11,170	11,532	11,661	11,835	11,835

Operating Expenses
Purchased Power	2,014	1,841	1,719	1,689	1,689
Fuel	2,413	2,422	2,508	2,587	2,587
Operation & Maintenance	2,801	2,828	2,762	2,779	2,779
Depreciation & Amortization	536	571	613	656	656
Administrative & Other	609	552	501	484	484

Total Operating Expenses	8,373	8,212	8,103	8,196	8,196

Operating Income (Loss)	2,797	3,319	3,557	3,639	3,639

Other Income (Deductions)	(311)	(264)	(300)	(287)	(287)

Income before Income Taxes	2,486	3,055	3,258	3,352	3,352

Income Taxes	977	1,196	1,270	1,315	1,315

Total Extraordinary Items		45

Net Income (Loss)	1,509	1,904	1,987	2,037	2,037

Note 1: Projected Income Statement does not reflect the effect of our market power mitigation plan to divest 5,500 MW of capacity, as such plan has not yet been finalized. Even with the mitigation plan in effect, change to the Projected Income Statement will not be material.

Note 2: Detailed long range planning for Exelon Generation covered the period from 2006 to 2009; projected Net Income in 2010 is the same as 2009 based on the assumption of no projected growth.

EXELON GENERATION AND PSEG POWER CONSOLIDATION
Key Assumptions

	2006	2007	2008	2009	2010

Generation (GWh)

Fossil & Hydro	33,737	32,551	34,396	34,394	34,394
Nuclear	167,203	167,822	168,206	168,502	168,502

Subtotal	200,940	200,373	202,602	202,896	202,896

Purchases from Other Suppliers	24,000	16,979	15,572	15,293	15,293

Total Supply (GWh)	224,940	217,352	218,174	218,189	218,189

Market Sales (GWh)	224,940	217,352	218,174	218,189	218,189

Average Market Price ($/MWh)	$31.15	$35.49	$37.94	$38.25	$38.25

Scheduled Nuclear Refueling Outages	12	10	12	11	11

Exelon Generation Company
Consolidated Balance Sheet as of 9/30/04
($M)

	Generation
	Historical	Power Historical	Pro Forma			Generation
	(unaudited)	(unaudited) (a)	Adjustments			Pro Forma

ASSETS
Cash and Cash equivalents	$270	$16	$(9)	(j	)	$277
Restricted cash and investments	163	—				163
Accounts receivable, net	929	610	(22)	(j	)	1,517
Mark-to-market derivative assets	403	169	(45)	(j	)	527
Inventories	347	852	13	(j	)	1,212
Deferred income taxes	34	—	14	(i	)	48
Other	164	122	(40)	(j	)	246

TOTAL CURRENT ASSETS	2,310	1,769	(89)			3,990

Property, plant and equipment, net	6,914	4,926	2,061	(c	)	13,930
			29	(d	)
Nuclear decommissioning trust funds	4,943	1,011	—			5,954
Investments	103	20	—			123
Goodwill	—	16	4,019	(b	)	4,035
Mark-to-market derivative assets	422	38	(16)	(j	)	444
Deferred debits and other assets	792	290	63	(d	)	1,135
			(10)	(j	)

TOTAL ASSETS	$15,484	$8,070	$6,057			$29,611

LIABILITIES AND MEMBER’S EQUITY
Long-term debt due within one year	$61	$—	$34	(e	)	$95
Accounts payable	884	598	(39)	(j	)	1,443
Mark-to-market derivative liabilities	655	375	(7)	(j	)	1,023
Accrued expenses	375	111	—			486
Other	100	414	(17)	(j	)	497

TOTAL CURRENT LIABILITIES	2,075	1,498	(29)			3,544

Long-term debt	2,444	3,316	323	(e	)	6,083
Deferred credits and other liabilities:
Deferred income taxes	429	(44)	155	(i	)	540
Unamortized investment tax credits	212	6	—			218
Asset retirement obligations	3,472	303	548	(f	)	4,323
Pension and post-retirement benefit obligations	625	—	302	(g	)	1,006
			79	(g	)
Spent nuclear fuel obligation	875	—	—			875
Payables to affiliates	1,274	—	—			1,274
Mark-to-market derivative liabilities	391	146	(47)	(j	)	490
Other	302	179	512	(h	)	981
			(12)	(j	)

TOTAL DEFERRED CREDITS AND OTHER LIABILITIES	7,580	590	1,537			9,707

Minority interest of consolidated subsidiaries	55	—				55

MEMBER’S EQUITY
Membership interest	2,495	714	(714)	(k	)	9,373
			6,878	(b	)
Undistributed earnings	1,031	2,102	(2,102)	(k	)	1,023
			(8)	(j	)
Accumulated other comprehensive loss	(196)	(150)	150	(k	)	(174)
			22	(j	)

TOTAL MEMBER’S EQUITY	3,330	2,666	4,226			10,222

TOTAL LIABILITIES AND MEMBER’S EQUITY	$15,484	$8,070	$6,057			$29,611

NOTES TO UNAUDITED PRO FORMA BALANCE SHEET - CONDENSED

(a) Power Historical Presentation – Certain reclassifications have been made to Power’s historical presentation in order to conform to Generation’s historical presentation.

(b) Goodwill – The total estimated purchase price of the merger, based on the average per share price of Exelon common stock during the two trading days before and the two trading days after December 20, 2004, the date the merger was announced, was first calculated at the Exelon parent company level. In order to reflect the impact of the merger at the Generation and Power level, management has estimated that $6,878 million of the total purchase price was allocable to Power. The excess of estimated purchase price over the book values of the assets acquired and liabilities assumed is as follows ($ in millions):

Total estimated purchase price allocated to Power	6,878
Less: Book value of Power assets acquired and liabilities assumed	(2,666)

Excess of estimated purchase price over net book value of assets acquired	4,212

Under the purchase method of accounting, the total estimated purchase price, as shown in the table above, is allocated to Power’s net tangible and identifiable intangible assets acquired and liabilities assumed based on their estimated fair values as of September 30, 2004. The fair value of these assets and liabilities and the allocation of purchase price are preliminary and are subject to change pending additional information that may come to our knowledge and restructuring decisions made upon completion of the merger. The purchase method of accounting applied to the merger is based on current accounting literature, which may be amended prior to the completion of the merger and could materially impact the allocation of purchase price. Additionally, the amount of total purchase price allocated to Power may change, potentially materially. The preliminary adjustments to the assets acquired and liabilities assumed are as follows ($ in millions):

Excess of purchase price over net book value of assets acquired	$4,212
Adjustments to goodwill related to:
Property, plant and equipment, net	(2,090)
Deferred tax assets	(14)
Other assets (exclusive of intercompany transactions)	(42)
Pension and postretirement benefit obligations	381
Long-term debt	357
Asset retirement obligation	548
Power sale contracts	512
Deferred tax liabilities	155

Total adjustments	(193)

Total adjustment to goodwill	$4,019

Pursuant to Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” goodwill is not amortized; rather, impairment tests are performed at least annually, or more frequently if circumstances indicate an impairment may have occurred. If an impairment exists, the goodwill is immediately written down to its fair value through a current charge to earnings. Accordingly, the goodwill arising from the merger will be subject to an impairment test at least annually.

(c) Power Generating Assets – Represents the pro forma adjustment of $2,061 million required to record Power’s power generating assets at estimated fair market value, comprised of a $3,015 million write-up of Power’s nuclear generating facilities and a ($954) million write-down of Power’s fossil and other facilities. These adjustments were determined based on Generation’s and Power’s managements’ estimates of fair value based on estimates of cost per kilowatt hour of power.

The preliminary analyses indicated fair value estimates of Power’s fossil and other facilities ranging from $2.4 billion to $4.2 billion. The ($954) million adjustment reflects the difference between the $3.3 billion midpoint of the range and the $4.3 billion book value of the facilities as of September 30, 2004, as management believes this to be an appropriate estimate of the fair value of the underlying assets.

These adjustments will be depreciated over the estimated remaining useful lives of the underlying assets.

These adjustments could be materially affected by changes in estimates of future capacity factors, operating costs and the expected market price for electricity at closing of the merger. Independent appraisals are expected to be completed by the closing of the merger.

(d) Nuclear Fuel – Represents the pro forma adjustment of $92 million required to record Power’s nuclear fuel supply at estimated fair market value. The adjustment was determined based on nuclear fuel supply contracts previously entered into by Power with terms favorable to current market prices. The adjustment includes fair value adjustments to the nuclear fuel physically contained in the nuclear reactors as well as to nuclear fuel supply contracts. Accordingly, $29 million of this adjustment was recorded as an increase to property, plant and equipment, net for fuel in the reactors and $63 million was recorded as an intangible asset within other non-current assets for nuclear fuel supply contracts. The intangible asset will be amortized on a straight-line basis over the terms of the underlying contracts.

(e) Debt – Represents the pro forma adjustment of $357 million required to record Power’s third-party debt at estimated fair market value. The final fair value determination will be based on prevailing market interest rates at the completion of the merger and the necessary adjustment will be amortized as a reduction (in the case of a premium to book value) or an increase (in the case of a discount to book value) to interest expense over the remaining life of the individual debt issues.

(f) Asset Retirement Obligations – Represents the pro forma adjustment of $548 million required to record Power’s asset retirement obligations related to its nuclear generating facilities at estimated fair market value. The adjustment was determined based on differences between the discount rate and other assumptions used by Generation and Power. This adjustment could be materially affected by changes in interest rates, updated nuclear decommissioning cost studies, the timing and amount of actual cash flows, and changes in management’s assumptions related to nuclear decommissioning.

(g) Pension and Post-Retirement Benefit Obligations – Represents the pro forma adjustments of $302 million and $79 million required to record Power’s allocated portion of the pension and post-retirement benefit obligations, respectively, to reflect the elimination of intangible assets, previously deferred gains and losses, prior service cost and transition obligations; the fair value of the projected benefit obligation discounted at market rates in effect at September 30, 2004 (6%); and the market value of plan assets at September 30, 2004 for the funded plans.

The final fair value determination and allocation of the pension and post-retirement benefit obligations may differ materially, largely due to potential changes in discount rates, return on plan assets up to the date of completion of the merger and the conforming of certain Generation and Power assumptions surrounding the determination of these obligations.

(h) Power Supply and Fuel Contracts – Represents the pro forma adjustment of $512 million required to record at estimated fair market value Power’s power supply and fuel contracts, which are accounted for as “normal purchase, normal sale” transactions under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” or other contractual commitments. This adjustment was recorded as an increase to goodwill and will be accreted to earnings based on the remaining lives of the underlying contracts.

This adjustment was determined based on market information, if available, as well as Generation’s and Power’s managements’ view of the forward market curves for energy prices. This adjustment could be materially affected by changes in market prices of power, the forward price curves for the underlying commodities and changes in contract terms.

(i) Deferred Income Taxes – The current deferred tax asset represents the estimated impact on the allocation of purchase price to current liabilities. The current deferred tax liability represents the estimated impact on the allocation of purchase price to current assets. The non-current deferred tax liability represents the estimated impact on the allocation of purchase price to non-current assets. These estimates are based on the estimated prospective statutory tax rate of 40% for the combined company and could change based on changes in the applicable tax rates and finalization of the combined company’s tax position.

(j) Intercompany Transactions – Represents the pro forma adjustment required to eliminate cash advances, accounts receivable and payable, inventories and other current and non-current assets and liabilities between Generation and Power recorded at September 30, 2004 in each company’s historical financial statements. These amounts relate primarily to purchases and sales of energy between the parties, as well as billings for services provided by one company to the other in connection with the operation of co-owned nuclear generating facilities.

(k) Member’s Equity / Accumulated Other Comprehensive Loss – Represents pro forma adjustments to eliminate the historical member’s equity of Power and allocation of purchase price in connection with the merger.